Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Form S-8) of Pinnacle Financial Partners, Inc. of our report dated February 27, 2017 relating to the consolidated financial statements of BNC Bancorp and its subsidiaries as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, and the effectiveness of BNC Bancorp’s internal control over financial reporting as of December 31, 2016, which appears in BNC Bancorp’s annual report on Form 10-K, which is filed with the U.S. Securities and Exchange Commission.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

June 16, 2017